                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of Report (Date of earliest event) October 14, 1997





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended September 30, 1997 of $230.0 million, compared with $207.1 million a year earlier, an 11% increase. Net earnings for the nine-month period ended September 30, 1997 were $671.1 million, compared with $606.4 million the previous year, an 11% increase. Earnings before provision for income taxes increased 12% to $364.7 million for the three-month period ended September 30, 1997, compared with $326.4 million the prior-year. Earnings before provision for income taxes for the nine-month period ended September 30, 1997 increased 11% to $1,061.1 million, compared with $959.5 million in the prior year.

Total revenue for the three-month period ended September 30, 1997 increased 14% to $1.8 billion, compared with $1.6 billion in the prior year. Total revenue for the nine-month period ended September 30, 1997 increased 16% to $5.3 billion, compared with $4.6 billion in the prior year. Total net finance receivables at September 30, 1997 were $46.9 billion compared to $41.8 billion at December 31, 1996 and $41.7 billion at September 30, 1996.

Consumer finance net receivables were $32.0 billion at September 30, 1997, up from $28.0 billion reported at December 31, 1996 and $28.2 billion at September 30, 1996. Consumer finance receivables consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, manufactured housing receivables and credit card participations in receivables.

Commercial finance net receivables were $14.9 billion at September 30, 1997, up from $13.8 billion reported at December 31, 1996 and $13.5 billion at September 30, 1996. Commercial finance receivables result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment. The Company is also a significant provider of automobile fleet leasing services and other products and services.

The Company's composite ratio of net credit losses to average net finance receivables was 2.43% for the nine-month period ended September 30, 1997, higher than the 2.02% reported by the Company for the twelve months ended December 31, 1996 and 1.95% reported for the nine months ended September 30, 1996. In both periods, the loss ratios in the Company's personal loan and sales finance portfolio and credit card participations increased. The increase was principally driven by a shift in product mix toward unsecured portfolios and increased losses. Unsecured portfolios typically have higher loss ratios than secured portfolios and have recently been driven by a rise in consumer bankruptcy filings. The allowance for losses to net finance receivables increased to 3.49% at September 30, 1997 compared to 3.28% at December 31, 1996, reflecting management's opinion that net credit losses may continue to increase. Management believes the allowance for losses at September 30, 1997 is sufficient to provide adequate protection against losses in its portfolios.

            ASSOCIATES CORPORATION OF NORTH AMERICA

Certain unaudited financial information is as follows
(dollar amounts in millions):

                          Nine Months Ended           Three Months Ended
                            September 30                 September 30
                          -----------------           ------------------
                     1997      1996    Increase      1997      1996    Increase
                     ----     -----    --------      ----      ----    ---------
 TOTAL REVENUE      $5,286.9  $4,575.2     16%      $1,826.0  $1,608.7     14%

 EARNINGS BEFORE
  PROVISION FOR
  INCOME TAXES       1,061.1     959.5     11          364.7     326.4     12

 NET EARNINGS          671.1     606.4     11          230.0     207.1     11




                                September 30    December 31     September 30
                                    1997           1996             1996
                                ------------    -----------     ------------
 NET FINANCE RECEIVABLES
    Consumer Finance             $31,957.9       $27,997.1       $28,219.7
    Commercial Finance            14,974.0        13,781.8        13,440.2

      Total Net Finance
       Receivables               $46,931.9       $41,778.9       $41,659.9

 TOTAL ASSETS                    $48,004.2       $42,598.1       $42,457.6

 TOTAL DEBT                       41,189.4        36,531.3        36,530.3

 STOCKHOLDERS' EQUITY              5,760.0         5,086.2         5,082.4

 PORTFOLIO QUALITY

 60+DAYS CONTRACTUAL
  DELINQUENCY                         2.47%           2.29%           2.10%

 NET CREDIT LOSSES (as
  a % of ANR)                         2.43            2.02            1.95

 ALLOWANCE FOR LOSSES ON
  FINANCE RECEIVABLES
   Amount                        $ 1,637.1       $ 1,371.4       $ 1,354.9
   Percent of net finance
    receivables                       3.49%           3.28%           3.25%

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                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           ASSOCIATES CORPORATION OF NORTH AMERICA





                                By: /s/     JOHN F. STILLO
                                    -------------------------------------
                                     Senior Vice President and Comptroller



 Date: October 14, 1997